Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated May 21, 2021, except for the effects of the restatement and subsequent event disclosed in Note 2 and 12, respectively, as to which the date is December 13, 2021, relating to the financial statements of The Oncology Institute, Inc. (formerly known as DFP Healthcare Acquisitions Corp), which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
New York, New York
February 8, 2022